EXHIBIT 4.1

SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions of Class A Stock effected by the Reporting Person since the filing of Amendment No. 3 on February 12, 2025.

Nature of Transaction	Title of Security	Date	Shares of Class A Stock Sold/Transferred	Average Price Per Share	Gross Proceeds	Total Shares of Class A Stock Remaining
Sale	Class A Stock	2/13/2025	7,035	$11.07	$77,892	12,215,774
Sale	Class A Stock	2/14/2025	4,877	$11.07	$53,998	12,210,897
Sale	Class A Stock	3/31/2025	30,197	$13.29	$401,212	12,180,700
Sale	Class A Stock	4/1/2025	10,447	$12.57	$131,364	12,170,253
Sale	Class A Stock	4/2/2025	45,440	$12.56	$570,508	12,124,813
Sale	Class A Stock	4/7/2025	12,438	$11.74	$145,961	12,112,375
Sale	Class A Stock	4/8/2025	268	$11.63	$3,117	12,112,107
Sale	Class A Stock	4/9/2025	78,552	$11.06	$868,887	12,033,555
Sale	Class A Stock	4/10/2025	24,151	$11.15	$269,296	12,009,404
Sale	Class A Stock	4/11/2025	12,768	$11.39	$145,426	11,996,636
Sale	Class A Stock	4/14/2025	16,828	$11.69	$196,743	11,979,808
Sale	Class A Stock	4/15/2025	5,744	$11.45	$65,757	11,974,064
Sale	Class A Stock	4/16/2025	10,406	$11.08	$115,311	11,963,658
Sale	Class A Stock	4/17/2025	24,196	$11.26	$272,378	11,939,462
Sale	Class A Stock	4/21/2025	17,307	$11.19	$193,601	11,922,155
Sale	Class A Stock	4/22/2025	29,658	$11.04	$327,361	11,892,497
Sale	Class A Stock	4/23/2025	6,295	$11.07	$69,690	11,886,202
Sale	Class A Stock	4/24/2025	12,084	$11.10	$134,151	11,874,118